UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2012

First United Corporation

(Exact name of registrant as specified in its charter)

Maryland	0-14237	52-1380770
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

19 South Second Street, Oakland, Maryland 21550

(Address of principal executive offices) (Zip Code)

(301) 334-9471

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2012, the boards of directors of First United Corporation (the “Corporation”) and its bank subsidiary, First United Bank & Trust (the “Bank”), elected Carissa L. Rodeheaver to serve as a director of the Corporation and the Bank, respectively, until the 2013 annual meeting of stockholders and until her successors are elected and qualified. It is expected that Ms. Rodeheaver will be appointed to serve on the following committees of the Corporation’s board of directors: the Asset and Liability Management Committee; the Executive Committee; and the Strategic Planning Committee.

On the same date, the Board also appointed Ms. Rodeheaver to the office of the President of the Corporation and of the Bank. Prior to this appointment and since 2008, Ms. Rodeheaver served as Executive Vice President and Chief Financial Officer of the Corporation and the Bank. Since 2009, she has also served in the offices of Secretary and Treasurer of the Bank. She will continue to serve in the Chief Financial Officer, Secretary and Treasurer positions.

Prior to 2008, Ms. Rodeheaver, age 46, served as Trust Officer of the Bank from 1992 to 2000, as Vice President and Trust Department Sales Manager of the Bank from 2000 to 2004, and as Vice President and Assistant CFO of the Corporation from 2004 to December 31, 2005. In addition to her service with the Corporation and the Bank, Ms. Rodeheaver co-owns and operates Rodeheaver Rentals, an unincorporated entity that owns and leases commercial and residential real property, and several other residential apartments.

In determining to elect Ms. Rodeheaver as a director of the Corporation, its board considered her academic and professional credentials, including the fact that she is a Certified Public Accountant and Certified Financial Planner, her expertise gained during her more than 20 years of experience with the Corporation and the Bank in various management positions, and her service as a director of the Maryland Bankers Association.

Ms. Rodeheaver was not elected pursuant to any arrangement or understanding with any other person. Neither she nor any of her affiliates has been or is subject to a transaction required to be disclosed pursuant to Item 404(a) of the Securities and Exchange Commission’s Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST UNITED CORPORATION

Dated: November 29, 2012	By:	/s/ Willian B. Grant
William B. Grant, Chairman and
Chief Executive Officer

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